Exhibit 10.31.15
Greenwich Capital Financial Products, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

October 22, 2007
Hanover Capital Mortgage Holdings, Inc.
200 Metroplex Drive, Suite 100
Edison, New Jersey 08817
Attention: Chief Financial Officer
Re:	Amended and Restated Master Loan and Security Agreement — Maintenance of Tangible Net Worth Covenant
Ladies and Gentlemen:
     Reference is hereby made to the Amended and Restated Master Loan and Security Agreement, dated as of March 27, 2000, by and between HANOVER CAPITAL MORTGAGE HOLDINGS, INC. (the “Borrower”) and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC. (the “Lender”), as amended (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
     Pursuant to Section 7.09(a) of the Agreement, the Borrower has agreed that the Borrower shall insure that, at all times, it maintains Tangible Net Worth of not less then $56,000,000, of which a minimum of $38,000,000 shall be comprised of Stockholder’s Equity (the “Maintenance of Tangible Net Worth Covenant”).
     The Lender hereby acknowledges that the Borrower was not in compliance with the Maintenance of Tangible Net Worth Covenant as of September 30,, 2007. With regard to such failure on such date and continuing through and including December 31, 2007,, the Lender hereby waives its right pursuant to Section 8 of the Agreement to declare an Event of Default under the Agreement and hereby agrees that such failure as of such date, and continuing through and including December 31, 2007, shall not be deemed to be a breach of any representations, warranties or financial covenant in the Agreement, provided no other Events of Default occur during such period.
     The parties hereto acknowledge and agree that subject to the provisions of this waiver letter, the provisions of the Agreement remain in full force and effect and that the execution of this waiver letter by the Lender does not operate as a waiver of any of its rights, powers, or privileges under the Agreement or under any of the other Governing Agreements, including without limitation any future breaches of, or Defaults or Events of Default under, the Agreement, including any based on the failure by the Borrower to satisfy all or any portion of the Maintenance of Tangible Net Worth Covenant at any time other than for the period September 30, 2007 through and including December 31, 2007.

     This waiver letter constitutes the entire agreement relating to the subject matter hereof between the parties hereto and supersedes any prior oral or written agreement between the parties hereto.
     This waiver letter shall be construed in accordance with the laws of the State of New York and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflict of laws doctrine applied in such state (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
     This waiver letter may be executed in any number of counterparts, each of which (including any copy hereof delivered by facsimile) shall constitute one and the same original instrument, and either party hereto may execute this waiver letter by signing any such counterpart.
[signature page follows]

     Please confirm that the foregoing specifies the terms of our agreement by signing and returning the enclosed copy of this waiver letter to Greenwich Capital Financial Products, Inc., at 600 Steamboat Road, Greenwich, Connecticut 06830, Attention: Craig Eckes.

Very truly yours,

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

By:	/s/ John Barbera

Name:	John Barbera
Title:	Senior Vice President
Acknowledged and Agreed:
HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

By:	/s/ John A. Burchett

Name:	John A. Burchett
Title:	Chairman, President